Exhibit 99.1

CONSENT OF GOLDMAN, SACHS & CO.

January 28, 2016

Board of Directors

New York Community Bancorp, Inc.

615 Merrick Avenue

New York, NY 11590

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of

New York Community Bancorp, Inc., filed on January 28, 2016 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated October 28, 2015 (“Opinion Letter”), with respect to the fairness from a financial point of view to New York Community Bancorp, Inc. (“the Company”) of the Consideration (as defined in the Opinion Letter) to be paid by the Company for each outstanding share of Astoria Common Stock (as defined in the Opinion Letter), pursuant to the Agreement (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company. We understand that the Company has determined to include the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of NYCB’s Financial Advisors—Opinion of Goldman, Sachs & Co.,” “The Merger—Background of the Merger,” “The Merger—NYCB’s Reasons for the Merger; Recommendation of NYCB’s Board of Directors” and “The Merger—Opinion of Goldman, Sachs & Co.” and to the inclusion of the Opinion Letter as Annex B to the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement, prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)